UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 DATE OF REPORT (Date of earliest event reported): July 30, 2020
MUELLER WATER PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32892	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
(Address of Principal Executive Offices)
(770) 206-4200
(Registrant's telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	MWA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01. Entry into a Material Definitive Agreement.
On July 30, 2020, Mueller Water Products, Inc. (the “Company”) amended its asset based lending credit agreement (the “ABL Agreement”) to, among other things, (i) extend its maturity date to July 29, 2025 (from July 13, 2021), (ii) increase its grid-based interest rate margins by approximately 75 bps to 2.00% (LIBOR) / 1.00% (base rate) when average availability is greater than 50% of the aggregate commitments, and to 2.25% (LIBOR) / 1.25% (base rate), when average availability is less than or equal to 50% of the aggregate commitments, (iii) establish a 75 basis point floor for LIBOR, (iv) increase its unused commitment fee to 37.5 basis points (from 25 basis points), (v) increase certain concentration limits in the calculation of the Company’s borrowing base, (vi) increase the $35 million general limit on the Company’s ability to issue cash dividends by 10% each fiscal year, (vii) increase the basket for investments consisting of ordinary course extensions of credit to customers and vendors to $25 million (from $2 million), and (viii) increase the general investment basket to $50 million at any time outstanding (from $20 million).
The foregoing description of the amendments to the ABL Agreement is a general description only and is qualified in its entirety by reference to the full text of such document, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

104	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibits 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 31, 2020	MUELLER WATER PRODUCTS, INC.

	By:	/s/ Marietta Edmunds Zakas
Marietta Edmunds Zakas
Executive Vice President and Chief Financial Officer